Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

FIRST DATA CORPORATION

FIRST.    The name of the corporation is First Data Corporation (the “Corporation”).

SECOND.               The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD.                   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL or any successor statute.

FOURTH.              The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH.                    The Board of Directors, acting by majority vote, is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The business and affairs of the Corporation shall be managed by a board of directors.

SIXTH.                   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereinafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

SEVENTH.             The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he/she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful.

Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH.

The indemnification and other rights set forth in this Article SEVENTH shall not be exclusive of any provisions with respect thereto in the Bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto or (b) shall be liable by reason that, in addition to any and all other requirements for liability, he/she:

(i)            shall have breached his/her duty of loyalty to the Corporation or its stockholders;

(ii)           shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

(iii)          shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

(iv)          shall have derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Neither the amendment nor repeal of this Article SEVENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH.                (a)  Certain Definitions. For purposes of this Article EIGHTH, (i) “Affiliate” of any Person shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person (other than the Corporation and any entity that is controlled by the Corporation) or any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person, (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity and (iii) “Sponsor Affiliates” shall mean Kohlberg Kravis Roberts & Co. L.P. and its Affiliates.

(b)           Certain Activities. In anticipation of the benefits to be derived by the Corporation through its continued contractual, corporate and business relationships with the

Sponsor Affiliates and in anticipation and recognition that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor Affiliates may serve as directors or officers of the Corporation, (ii) the Sponsor Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage. The provisions of this Article EIGHTH are set forth to define the circumstances in which the fiduciary duties of the Non-Employee Directors and the Sponsor Affiliates would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Sponsor Affiliates Entities, the Non-Employee Directors or their respective Affiliates.

(c)           Certain Transactions. None of (i) any Sponsor Affiliate or (ii) any Non-Employee Director or his or her Affiliates (any such Person identified in clause (i) or (ii), an “Identified Person”) shall be in breach of a fiduciary duty for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation. For the avoidance of doubt, to the extent that any purchase, sale or other transaction by any Identified Person involving any securities or indebtedness of the Corporation or any of its Affiliates (or involving any hedge, swap, derivative or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may be deemed to be a corporate opportunity or to be in competition with the Corporation, the Identified Persons shall be fully protected by the foregoing provisions of this Article EIGHTH in pursuing such purchase, sale or other transaction or in taking any other action in respect of or affecting such securities, indebtedness or other instrument. The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph (d) of this Article EIGHTH. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person would not be in breach of a fiduciary duty for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person can be held individually liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any of the activities permitted pursuant to this paragraph (c) or which are stated in this paragraph (c) to constitute a breach of its, his or her fiduciary duties if engaged in by such Identified Person.

(d)           Usurping Certain Corporate Opportunities Are Breaches of Fiduciary Duty. The Corporation does not renounce its expectancy interest or property right in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of paragraph (c) of this Article EIGHTH shall not apply to any such corporate opportunity.

(e)           Exclusion. In addition to and without limiting the foregoing provisions of this Article EIGHTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially capable or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no reasonable expectancy interest or property right.